CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2022, relating to the financial statements and financial highlights of Monteagle Opportunity Equity Fund, Monteagle Select Value Fund, Smart Diversification Fund, and The Texas Fund, each a series of Monteagle Funds, for the year ended August 31, 2022, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also hereby consent to the reference to our firm in this Registration Statement on Form N-1A of Monteagle Enhanced Equity Income Fund, a series of Monteagle Funds, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

June 30, 2023